EXHIBIT 99.1

Jushi Holdings Inc. Reports First Quarter 2025 Financial Results

Retail-First Growth Strategy Continues with 40 Operational Locations Nationwide at Quarter-End and Five Additional Stores Expected to Open by Year-End

Strengthened Balance Sheet Through Strategic Transactions to Support Continued Expansion

Net Loss of $17.0 million, compared to $12.5 million in the fourth quarter of 2024

Adjusted EBITDA Grew 22.8% Sequentially to $9.8 million From $8.0 million in the fourth quarter of 2024

BOCA RATON, Fla., May 08, 2025 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the first quarter ended March 31, 2025 (“Q1 2025”). All financial information is unaudited and provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

First Quarter 2025 Financial Highlights

  Total revenue of $63.8 million
  Gross profit and gross profit margin of $25.8 million and 40.4%, respectively
  Net loss of $17.0 million
  Adjusted EBITDA1 and Adjusted EBITDA margin1 of $9.8 million and 15.4%, respectively
  Cash, cash equivalents, and restricted cash of $27.9 million as of quarter end
  Net cash flows provided by operations of $7.5 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

First Quarter 2025 Company Highlights

  Jushi-branded product sales grew to 56% of total retail revenue in Q1 2025 across the Company’s five vertical markets.
  Introduced 391 new unique SKUs to the product portfolio, expanding offerings throughout the Company’s vertical footprint, including flower, pre-rolls, concentrates, and edibles. This also included the successful launch of Jushi’s newest high-demand premium flower brand, Flower Foundry, in Virginia.
  Continued execution of the Company’s 7 and 7 retail-first expansion strategy, with the first phase expected to be completed by the end of the third quarter of 2025 (“Q3 2025”) with a new store opening in Parma, Ohio. The Parma, OH dispensary will be operated under a management services agreement until the Company's change of ownership application receives applicable regulatory approvals. The second phase is also underway, with two new locations planned in New Jersey and an additional Ohio location expected to open by year-end, subject to regulatory approvals.
  Expanded Ohio retail presence with the opening of a new Beyond Hello™ location in Warren, which is currently operated by the Company under a management services agreement, and completed the previously announced acquisitions of the Company’s dispensaries in Oxford and Toledo, which were previously operating under management services agreements.
  Relocated and opened a dispensary in Linwood, Pennsylvania, marking Jushi’s 18th Beyond Hello™ dispensary in the state.
  Enhanced cash position through the factoring of Employee Retention Credit (ERC) refund claims, resulting in approximately $5.1 million in net cash proceeds. The Company also retained the right to a share of any interest earned on those ERC claims.
  Received approximately $2.2 million of refunds from non-factored claims along with $0.5 million of related interest.
  Issued 12% second lien notes totaling approximately US$5.1 million, maturing in December 2026, with net cash proceeds of US$4.6 million.

Post Quarter-End Developments

  Opened a Beyond Hello™ dispensary in Mansfield, Ohio, on April 19, 2025, marking the Company’s fifth location in the state, which is currently operating by the Company under a management services agreement.
  In April 2025, an additional $0.8 million of factored ERC claims were paid and the Company received $0.1 million of interest on these claims.

Management Commentary

“Over the first quarter, we focused on strengthening our operations within our key vertical markets, while also taking strategic actions to enhance our capital structure and support ongoing expansion initiatives,” said Jim Cacioppo, Chief Executive Officer, Chairman, and Founder of Jushi. “Our ongoing cost optimization efforts, combined with improved liquidity from strategic transactions during the quarter – such as the factoring of certain ERC claims and issuance of second lien notes – have fortified our balance sheet and provided greater strategic agility as we scale within the rapidly evolving industry backdrop. The sequential gains in Adjusted EBITDA and gross margin from the fourth quarter of 2024 ("Q4 2024") underscore the progress of our initiatives to improve efficiencies across our grower-processor footprint and maintain consistent product output, helping to offset the impact from price compression and support both profitability and topline growth.”

Mr. Cacioppo continued, “Our 7 and 7 retail-first expansion strategy continues to make strong headway, with the first phase nearing completion as we anticipate the opening of our seventh Beyond Hello™ store from the initial pipeline in Parma, Ohio, by the end of Q3 2025. Phase two is also well underway, with two additional stores expected to open in New Jersey and one in Ohio by year end. Since launching the expansion program in Q4 2024, we anticipate opening a total of eight to ten new dispensaries by the end of 2025 – just one year from the program’s inception. As part of our strategic approach to retail expansion, we are targeting growth in key markets such as Illinois, New Jersey and Ohio, while continuing to evaluate additional high-opportunity regions across the country. With the support of our strong grower-processor footprint and evolving product portfolio, we are well-positioned to serve our growing network of Beyond Hello™ dispensaries and to deliver long-term value and sustained growth for our customers, patients, and shareholders.”

Financial Results for the First Quarter Ended March 31, 2025
($ in millions)

	Quarter Ended March 31, 2025	Quarter Ended March 31, 2024	% Change	Quarter Ended March 31, 2025	Quarter Ended December 31, 2024	% Change
Revenue, net	$63.8	$65.5	(2.5)%	$63.8	$65.9	(3.1)%
Gross profit	$25.8	$32.3	(20.3)%	$25.8	$25.4	1.4%
Operating expenses	$27.6	$28.2	(2.0)%	$27.6	$27.2	1.5%
Other income (expense)	$(6.2)	$(12.7)	(51.6)%	$(6.2)	$(7.0)	(12.4)%
Net loss	$(17.0)	$(18.4)	(7.3)%	$(17.0)	$(12.5)	36.5%
Adjusted EBITDA	$9.8	$13.3	(26.4)%	$9.8	$8.0	22.8%

Revenue in Q1 2025 decreased by $1.6 million to $63.8 million as compared to the first quarter of 2024 ("Q1 2024").

Retail revenue for Q1 2025 decreased by $0.5 million as compared to Q1 2024. While overall units sold increased 6.1%, average sales price declined overall. Retail revenue decreased in all states except Virginia and Ohio due to increased competition and market price compression. In Virginia, retail revenue for Q1 2025 increased $1.4 million. This growth was driven by strong overall performance across all locations, with newer stores continuing to ramp up. In Ohio, retail revenue in Q1 2025 increased $2.5 million as compared to Q1 2024 due to the transition to adult-use during Q3 2024 and the addition of two co-located medical and adult-use dispensaries that were consolidated beginning in Q4 2024 as a result of the Company entering into management services agreements with two operating dispensaries in Oxford and Toledo, Ohio; these dispensaries were acquired by us in the current quarter. Furthermore, we consolidated a third dispensary in Ohio which opened in February 2025 as a result of our gaining control through the management services agreement previously entered into. Including this new Ohio store, we ended Q1 2025 with 40 operating dispensaries in seven states, as compared to 35 in seven states at the end of Q1 2024.

Wholesale revenue for Q1 2025 decreased $1.1 million as compared to Q1 2024. The decrease is primarily attributable to a decline of $1.3 million in Massachusetts due to lower bulk sales, as well as limited availability of products available to third parties through our wholesale channel as we prioritized supplying our retail stores.

Gross profit and gross profit margin decreased to $25.8 million and 40.4%, respectively, for Q1 2025 as compared to $32.3 million and 49.4%, respectively, for Q1 2024. The decrease in gross profit and gross profit margin was driven by competitive pricing pressure requiring higher discounting in our retail channel which resulted in lower sales dollars. In addition, higher production costs per unit from prior periods are being reflected in the current quarter’s cost of sales as products produced in prior quarters turn.

Jushi-branded product sales as a percentage of total retail revenue were 56% in Q1 2025 across the Company’s five vertical markets compared to 54% in Q1 2024.

Operating expenses for Q1 2025 were $27.6 million as compared to $28.2 million in Q1 2024. The quarter-over-quarter decrease was due primarily to lower share-based compensation expense which reflects higher forfeiture as well as lower value of share-based compensation granted. The decrease was partially offset by higher depreciation and amortization expense primarily due to the amortization of our business licenses which commenced during the second quarter of 2024.

Other expense, net for Q1 2025 included interest expense of $10.0 million, which was partially offset by other, net of $3.2 million and fair value gain on derivatives of $0.6 million. Other, net for Q1 2025 includes $2.8 million in employee retention refund claims, including interest received, from the IRS.

Net loss for Q1 2025 was $17.0 million compared to $18.4 million for Q1 2024.

Adjusted EBITDA1 in Q1 2025 was $9.8 million compared to $13.3 million in Q1 2024.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of March 31, 2025, the Company had approximately $27.9 million of cash, cash equivalents and restricted cash. For Q1 2025, the Company paid approximately $4.0 million in capital expenditures. As of March 31, 2025, the Company had approximately $4.5 million and $208.2 million of short-term and long-term total gross debt, respectively, excluding leases and property, plant, and equipment financing obligations. Excluding the $21.5 million notes payable to Sammartino, as we currently have no obligation to repay these notes, the total gross principal amount of debt subject to scheduled repayments was $191.2 million.

As of May 2, 2025, the Company’s issued and outstanding shares were 196,696,597 and its fully diluted shares outstanding were 301,139,845.

Use of Non-GAAP Financial Information
The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast for the first quarter ended March 31, 2025, at 4:00 p.m. ET today, Thursday, May 8, 2025.

Event:	First Quarter 2025 Financial Results Conference Call
Date:	Thursday, May 8, 2025
Time:	4:00 p.m. Eastern Time
Live Call:	1-844-826-3033 (U.S. & Canada Toll-Free)
Conference ID:	10197772
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X, and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of the Company’s business, operations and plans, including new revenue streams; the implementation by the Company of certain product lines; the implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. and international markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to Jushi or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: the limited operating history of the industry and the Company; risks related to managing the growth of the Company including completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; risks related to the continued performance, expansion and/or optimization of existing operations in California, Illinois, Massachusetts, Nevada, Ohio, Pennsylvania, and Virginia; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries subject to licensing approval; the Company’s history of operating losses and negative operating cash flows; increasing competition in the industry; risks inherent in an agricultural business, such as the effects of natural disasters; reliance on the expertise and judgment of senior management of the Company; risks associated with cannabis products manufactured for human consumption including potential product recalls; limited research and data relating to cannabis; constraints on marketing products; risk of litigation; insurance-related risks; public opinion and perception of the cannabis industry; risks related to the economy generally; fraudulent activity by employees, contractors and consultants; risks relating to the Company’s current amount of indebtedness; reliance on key inputs, suppliers and skilled labor, and third party service provider contracts; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; risks relating to pandemics and forces of nature; risks related to the enforceability of contracts; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; cannabis-related tax risks and challenges from governmental authorities with respect to the Company’s application for Employee Retention Tax Credits (ERC); other governmental and environmental regulation; risks related to proprietary intellectual property and potential infringement by third parties; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks relating to the need to raise additional capital either through debt or equity financing; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; risks related to co‐investment with parties with different interests to the Company; conflicts of interest and related party transactions; cybersecurity risks; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 6, 2025 for more information.

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by the Company. Forward‐looking information is provided and made as of the date of this press release and the Company does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

For further information, please contact:

Investor Relations
561-617-9100
investors@jushico.com

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
REVENUE, NET	$63,846	$65,459
COST OF GOODS SOLD	(38,071)	(33,129)
GROSS PROFIT	25,775	32,330

OPERATING EXPENSES	27,646	28,211

INCOME (LOSS) FROM OPERATIONS	(1,871)	4,119

OTHER INCOME (EXPENSE):
Interest expense, net	(10,000)	(9,544)
Fair value gain (loss) on derivatives	637	(5,100)
Other, net	3,197	1,917
Total other income (expense), net	(6,166)	(12,727)

LOSS BEFORE INCOME TAX	(8,037)	(8,608)
Income tax expense	(8,978)	(9,747)
NET LOSS	$(17,015)	$(18,355)

LOSS PER SHARE - BASIC AND DILUTED	$(0.09)	$(0.09)
Weighted average shares outstanding - basic and diluted	195,196,597	195,131,642

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands of U.S. dollars, except share amounts)

	March 31, 2025 (unaudited)	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,962	$19,521
Accounts receivable, net	1,404	1,461
Inventory, net	34,335	36,138
Prepaid expenses and other current assets	6,950	15,030
Total current assets	68,651	72,150
NON-CURRENT ASSETS:
Property, plant and equipment, net	143,391	144,063
Right-of-use assets - finance leases	58,950	60,627
Other intangible assets, net	98,907	100,472
Goodwill	30,910	30,910
Other non-current assets	30,883	30,273
Restricted cash - non-current	1,925	1,825
Total non-current assets	364,966	368,170
Total assets	$433,617	$440,320

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$20,470	$21,459
Accrued expenses and other current liabilities	24,912	32,786
Income tax payable	1,596	2,299
Debt, net - current portion (including related party principal amounts of $1,200 and $800 as of March 31, 2025 and December 31, 2024, respectively)	3,848	2,758
Finance lease obligations - current	9,754	9,593
Total current liabilities	60,580	68,895
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $40,074 and $35,296 as of March 31, 2025 and December 31, 2024, respectively)	193,052	183,449
Finance lease obligations - non-current	52,512	52,742
Derivative liabilities - non-current	2,883	3,128
Unrecognized tax benefits	153,054	143,688
Other liabilities - non-current	37,416	38,653
Total non-current liabilities	438,917	421,660
Total liabilities	499,497	490,555
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value: authorized shares - unlimited; issued and outstanding shares - 196,696,597 and 196,696,597 Subordinate Voting Shares as of March 31, 2025 and December 31, 2024, respectively	—	—
Paid-in capital	509,456	508,386
Accumulated deficit	(575,636)	(558,621)
Total Jushi shareholders' deficit	(66,180)	(50,235)
Non-controlling interests	300	—
Total deficit	(65,880)	(50,235)
Total liabilities and equity (deficit)	$433,617	$440,320

JUSHI HOLDINGS INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands of U.S. dollars)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Net cash flows provided by operating activities	$7,529	$6,493
Net cash flows used in investing activities	(4,375)	(743)
Net cash flows provided by (used in) financing activities	3,387	(6,491)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$6,541	$(741)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$21,346	$31,305
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$27,887	$30,564

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) inventory-related adjustments; (iii) fair value changes in derivatives; (iv) other (income)/expense items; (v) transaction costs; (vi) asset impairment; and (vii) gain/loss on debt extinguishment. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Loss to Adjusted EBITDA
(In thousands of U.S. Dollars)

	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024	Three Months Ended March 31, 2024
NET LOSS	$(17,015)	$(12,468)	$(18,355)
Income tax expense	8,978	3,589	9,747
Interest expense, net	10,000	9,428	9,544
Depreciation and amortization(1)	8,035	7,908	6,836
EBITDA (Non-GAAP)	9,998	8,457	7,772
Non-cash share-based compensation	(307)	1,269	1,524
Fair value changes in derivatives	(637)	(3,435)	5,100
Other (income) expense, net(2)	773	1,714	(648)
Gain on debt extinguishment	—	—	(399)
Adjusted EBITDA (Non-GAAP)	$9,827	$8,005	$13,349

(1) Includes amounts that are included in cost of goods sold and in operating expenses.

(2) Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on asset disposals; (iv) foreign exchange losses (gains); (v) indemnification asset adjustments related to acquisitions; and (vi) start-up costs.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024	Three Months Ended March 31, 2024
Total revenue, net	$63,846	$65,860	$65,459
Adjusted EBITDA (Non-GAAP)	$9,827	$8,005	$13,349
Adjusted EBITDA Margin (Non-GAAP)	15.4%	12.2%	20.4%